Exhibit 10.7

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is effective as of March 16, 2026 (the “Effective Date”) and is entered into by and between CEA Industries, Inc., a Nevada corporation (the “Company”); Abound LLC, a Puerto Rico limited liability company (“Consultant”); and David Namdar, individually (the “Designated Individual”). The Company, Consultant, and the Designated Individual are collectively referred to herein as the “Parties.” The Parties acknowledge that Consultant provided certain consulting services to the Company, through the Designated Individual, commencing on August 5, 2025 (the “Commencement Date”), and that the engagement of Consultant and its representative, the Designated Individual, is hereby terminated as set forth herein.

TERMS AND CONDITIONS

1. Conclusion of Engagement. The engagement of Consultant and the Designated Individual by the Company is hereby concluded, effective as of the earlier of (i) the Company’s next Annual Meeting of Stockholders (the “Annual Meeting”), (ii) the appointment by the Company’s Board of a new or interim chief executive officer, or (iii) August 31, 2026 (the “Separation Date”), and shall be treated as a conclusion by the Company without cause for all purposes hereunder.

2. Services. During the time between the Effective Date and the Separation Date (the “Transition Period”), Consultant agrees, and shall use its best efforts, to provide the services set forth in Exhibit A hereto, as may be requested, required, or amended, from time to time, by the Company (the “Services”). Consultant hereby agrees to devote its reasonable time, abilities, skills, and energy to the performance of the Services. For purposes herein, Consultant shall retain David Namdar to perform the Services and shall not substitute him without the prior written consent of the Company. The Designated Individual agrees (i) to perform the Services and otherwise be subject to the terms and conditions set forth in this Agreement, (ii) be personally bound by the provisions herein, and (iii) to not assign his obligations and duties under this Agreement; and the Consultant agrees (a) that the Designated Individual, for purposes of all securities law and any disclosure obligations relating to the Company, shall be named or identified in filings with the U.S. Securities and Exchange Commission or other regulatory authorities in connection with the Services, and (b) the Consultant shall not be permitted to substitute anyone else for the Designated Individual.

3. Compensation, Expenses, and Taxes. Subject to Consultant’s and the Designated Individual’s execution and non-revocation of this Agreement, including the General Release set forth below, Company shall pay Consultant:

(a) Makeup Consulting Fee. In consideration for the performance of the Services by Consultant from the Commencement Date through March 15, 2026, Company agrees to pay Consultant a flat sum amount of $375,000 (the “Makeup Consulting Fee”), payable on the Company’s next regular payment date for payroll following the Effective Date.

(b) Base Consulting Fee. In consideration for the performance of services by Consultant commencing on March 16, 2026 and through the Separation Date, Company agrees to pay Consultant, on a monthly basis a fee equal to $50,000 (the “Consulting Fee”), prorated as applicable from the Effective Date of this Agreement, no later than the fifth (5th) business day following receipt of Consultant’s Consulting Fee invoice (see below) each month, in accordance with the Company’s standard consultant payment practices and procedures, as in effect from time to time.

For the Makeup Consulting Fee and each subsequent monthly Consulting Fee, Consultant will deliver to the Company a written Consulting Fee invoice not more than once each month by the first (1st) business day of each month. Such invoice will be prepared in a form and supported by documentation as the Company may reasonably require. At a minimum, the invoices shall be separately numbered and include the Company as the addressee; the Consultant’s name and contact information; a description of the Services; and a certification that the amounts invoiced are accurate and in compliance with the terms and conditions of this Agreement.

(c) Payment in Lieu of Equity Incentive Award. In consideration of the fact that the Company’s amended and restated 2021 Equity Incentive Plan or any successor plan has not been approved by shareholders since August 2025 and that no initial equity awards were granted to the Designated Individual as a result, and in exchange for the Consultant’s and the Designated Individual’s execution and non-revocation of the General Release herein, Company agrees to pay Consultant a lump sum cash payment equal in amount to the product of 132,000 shares multiplied by the greater of the 30-trading day average stock price of a Share on (A) the Effective Date or (B) the Separation Date, payable on the Company’s next regular payment date for payroll following the Separation Date. For the avoidance of doubt, this payment constitutes compensation for services rendered by Consultant and reflects the Company’s inability to deliver equity awards due to the failure to obtain shareholder approval of the equity incentive plan.

(d) Separation. Subject to the effectiveness of the General Release herein, the Company shall pay Consultant a lump-sum cash payment equal to eighteen (18) months of the Consulting Fee ($900,000), payable in a lump sum on the Company’s next regular payment date for payroll following the Separation Date.

(e) Expenses. Consultant shall be entitled to reimbursement for all reasonable business expenses incurred through the Separation Date that were preapproved in writing by the Company, in accordance with the Company’s expense reimbursement policy. Upon presentment by Consultant of appropriate and sufficient documentation, the Company shall reimburse Consultant for all such expenses within thirty (30) days following the later of (i) the Separation Date or (ii) timely submission of proper documentation in accordance with Company policy (but in no event later than the last day of the calendar year following the calendar year in which Consultant incurred the reimbursable expense). The right to any reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

(f) Form W-9. Consultant shall provide the Company with a signed and completed IRS Form W-9 or any other applicable withholding form per Consultant’s tax classification election or absence thereof upon execution of this Agreement. Payment by the Company will be made to the entity named on the IRS Form W-9 or any other applicable withholding form. Consultant hereby agrees to notify the Company immediately upon any change of taxpayer information set forth on the IRS Form W-9 or any other applicable withholding form.

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(g) Taxes. The Company shall not withhold any taxes from any payment it makes to Consultant under this Agreement, nor make any contributions to any federal, state, or local agency with respect to such payments on behalf of Consultant, but shall report the payments made to Consultant hereunder on an IRS Form 1099. Consultant and the Company acknowledge that the Company intends to deduct the fees it pays to Consultant for the Services as an ordinary and necessary business expense for income tax purposes. Consultant agrees and represents that, except as otherwise required in writing by the Internal Revenue Service: (i) Consultant will report and pay taxes on such fees in accordance with all applicable tax laws and regulations; (ii) Consultant shall be responsible for paying, when due, all taxes (including estimated taxes), Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to, incurred, imposed, or assessed as a result of Consultant’s receipt of such fees from the Company (“Consultant’s Taxes”); and (iii) if Consultant fails to report or pay taxes on such fees in accordance with applicable tax laws and regulations, or fails to pay Consultant’s Taxes or any such taxes applicable to its employment of the Designated Individual, Consultant and/or the Designated Individual will indemnify and hold harmless the Company from any and all taxes, penalties, interest, costs, and expenses actually incurred, including reasonable attorneys’ fees and accounting fees, or assessed against the Company as a result thereof.

(h) Principal Place of Engagement. Consultant’s principal place of engagement shall be Puerto Rico, although substantial time may be spent, as part of performing the Services, in such other domestic and/or international locations, as may be reasonably necessary from time to time, for which Consultant may be required to travel. Consultant shall be solely responsible for: (i) accurately tracking and substantiating the location and number of days the Services are performed in each jurisdiction; (ii) providing such information to Company within five (5) working days from the date of the request; and (iii) complying with all applicable tax reporting and tax payment obligations arising from the income earned, including any filing or payment obligations in Puerto Rico, the United States, or any other applicable jurisdiction.

4. General Release of Claims.

(a) Release by Consultant and the Designated Individual. In consideration of the payments and benefits provided under this Agreement, the sufficiency of which Consultant and the Designated Individual expressly acknowledge, each of (i) Abound LLC, a Puerto Rico limited liability company, on behalf of itself and its members, managers, officers, employees, agents, attorneys, insurers, predecessors, successors, and assigns, and (ii) David Namdar, individually, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors, and assigns (all of the foregoing collectively, the “Releasing Parties”), hereby fully, finally, irrevocably, and unconditionally releases, acquits, and forever discharges the Company, its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective current and former directors, officers, shareholders, members, managers, employees, agents, attorneys, insurers, and representatives, in their individual and official capacities (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or fixed, at law or in equity, which any Releasing Party ever had, now has, or hereafter can, shall, or may have against any Company Released Party, arising out of or relating to the engagement of Consultant and the Designated Individual by the Company, from the beginning of time through the date of execution of this Agreement, including without limitation:

(i) any and all claims arising out of or relating to the engagement of Consultant, or the Designated Individual by the Company, or the termination thereof;

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(ii) any and all claims for unpaid or additional compensation, consulting fees, bonuses, incentive compensation, equity, commissions, severance, benefits, expense reimbursements, or remuneration of any kind whatsoever;

(iii) any and all claims arising under any federal, state, local, or Puerto Rico law, statute, regulation, or ordinance, including but not limited to any claims under the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, or any equivalent Puerto Rico or other applicable statute;

(iv) any and all claims arising under common law, including without limitation claims for breach of contract (express or implied), breach of the implied covenant of good faith and fair dealing, promissory estoppel, unjust enrichment, quantum meruit, wrongful termination, retaliation, defamation, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress, invasion of privacy, or any other tort or quasi-tort claim;

(v) any and all claims for injunctive relief, declaratory relief, or other equitable relief of any kind; and

(vi) any and all claims for damages of any kind, including compensatory, consequential, punitive, or exemplary damages, attorneys’ fees, costs, or disbursements.

Notwithstanding the foregoing, this Release shall not apply to: (A) any rights or obligations arising under this Agreement, including the Company’s payment obligations hereunder; (B) any rights of the Designated Individual in his capacity as a stockholder of the Company; (C) any indemnification rights under this Agreement or the Company’s officer and director indemnification agreement; or (D) any claims arising from events occurring after the date of execution of this Agreement.

Consultant and the Designated Individual represent and warrant that they have not assigned, transferred, or purported to assign or transfer to any person or entity any claim or portion thereof released herein, and that no other person or entity has any interest in any such claims. Consultant and the Designated Individual further represent and warrant that they are not aware of any claims against any Company Released Party other than those fully and finally released herein. The release set forth in this Section is intended to be as broad as the law permits, and Consultant and the Designated Individual expressly waive any right to assert, and covenant not to sue upon, any claim released herein. Any breach of this covenant not to sue shall entitle the Company to recover from the breaching Party all costs and expenses, including reasonable attorneys’ fees, incurred in defending against such claim.

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(b) Release by Company. The Company, on behalf of itself and its subsidiaries and affiliates, hereby releases and discharges Consultant and the Designated Individual from any and all claims, demands, actions, and causes of action, known or unknown, arising out of or relating to this Agreement or the engagement thereunder, through the date of the Company’s execution of this Agreement; provided, however, that this release shall not apply to: (i) any obligations of Consultant or the Designated Individual expressly set forth in this Agreement; (ii) any claims arising from fraud; embezzlement; gross misappropriation of Company property or assets; gross willful misconduct; violation of securities laws or regulations (including, without limitation, insider trading and market manipulation); breach of fiduciary duty owed to the Company, its affiliates, or any third-parties; unlawful harassment, discrimination, or retaliation against any employee, contractor, or other individual; gross negligence; or criminal conduct by Consultant or the Designated Individual; or (iii) any claims for breach of the surviving obligations set forth in this Agreement. The Company represents and warrants to the Consultant and Designated Individual that no member of its Board of Directors has any knowledge as of the date hereof of any actual or potential claims, demands, actions, and causes of action against the Consultant or Designated Individual that are subject to the foregoing clauses (i) through (iii).

(c) Exclusions. Notwithstanding the foregoing, nothing in this Section shall release any Party from obligations expressly set forth in this Agreement, or release any claims that cannot be waived as a matter of applicable law, including the right to file a charge with a government agency (though each Party waives the right to any monetary recovery in connection therewith to the fullest extent permitted by law).

5. Proprietary Information. “Proprietary Information” shall mean all information and materials that relate to the business and affairs of Company, its parents, subsidiaries, affiliates, and/or any of their current or former Related Parties (as defined below), donors, users, viewers, licensors, licensees and distributors, in any form and whether or not labeled or identified as confidential or proprietary, including but not limited to, (a) information about actual or potential investees or grantees; (b) financial and other information about costs, revenue, profits or forecasts; (c) information regarding business strategy, marketing or methods of operation; (d) personnel files and information about compensation and benefits; (e) third-party information or materials that Company or its parents, subsidiaries or affiliates agree to hold in confidence; (f) technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, written works, and designs; (g) information and items relating to or concerning officers, members, employees, managers or investors of the Company, their family and associates, and their businesses (collectively, “Related Parties”); (h) private and confidential matters concerning Company or any Related Parties; (i) financial, business, medical, legal, personal and contractual matters of, or pertaining to, Company or any Related Parties; and (j) any communication, correspondence, photographs, film or other documents or writings pertaining in any way to Company or any Related Parties. Proprietary Information shall not include: (i) information or materials that are or become generally known to the public through lawful means not in violation of this Agreement; or (ii) information or materials known to Consultant without confidentiality restrictions prior to the initial disclosure by or on behalf of the Company or its Related Parties.

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6. Confidentiality. Because any unauthorized disclosure of the Company’s Proprietary Information would harm its competitive position and strategic initiatives, at all times, both during the Term and thereafter in perpetuity, Consultant and the Designated Individual, shall keep and hold all Proprietary Information and IP (as defined herein) in strict confidence and trust, and will not disclose any such Proprietary Information to any party whatsoever (including but not limited to newspapers, periodicals, magazines, publications, television stations, radio stations, publishers, and any other enterprise involved in the print or electronic media, including individuals working directly or indirectly for, or on behalf of, any of said entities) without the prior written consent of Company, except to Consultant’s legal counsel or if required by court order from a court of competent jurisdiction, provided that Consultant shall first notify Company such that Company has an opportunity to object to such court order. Consultant and the Designated Individual, will not use any such Proprietary Information and IP except as may be necessary in order to perform the Services under this Agreement. Consultant agrees to notify Company of any unauthorized release or use of Proprietary Information and IP.

Notwithstanding the foregoing, Consultant and, for the avoidance of doubt, the Designated Individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Consultant and the Designated Individual, files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant and the Designated Individual, may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Consultant: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7. Privacy. Consultant acknowledges that, in the course of the Services hereunder, Consultant may come across personally identifiable information protected by state, federal and/or local privacy laws and/or Company policies and Consultant shall take care that such information is not exposed or at risk of being exposed to any third-party.

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8. Ownership; Assignment. All inventions, improvements, designs, works of authorship, formulas, processes, methods, software, databases, trade secrets, videos and photographs, know-how and ideas, and any other results or proceeds of Consultant’s and, for the avoidance of doubt, the Designated Individual’s services (including prior services) for Company made, conceived, developed, created or incorporated by Consultant and the Designated Individual, either alone or jointly with others, in connection with the Services provided under this Agreement or otherwise related to the Proprietary Information whether or not patentable, copyrightable or protectable as trade secrets, and all patents, copyright rights, trade secret rights and other intellectual property rights related thereto (“IP”) shall be and remain the sole property of Company and its assigns in perpetuity. Consultant and the Designated Individual further acknowledge and agree that such IP and other works of authorship are “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), for purposes of the Company’s rights under copyright laws. To the extent that title to any IP or any materials comprising or including any IP, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Consultant and the Designated Individual hereby assign all right, title and interest in and to such IP to Company and its assigns. Consultant and the Designated Individual irrevocably assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to these materials, including all intellectual property rights and unrestricted copyright. Consultant and the Designated Individual agree to waive and not to assert any and all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like to all IP. Consultant and the Designated Individual agree to assist Company in every proper way to obtain for Company and enforce any rights in or to the IP, including without limitation, execution of any documents that Company may reasonably request for use in obtaining or enforcing such rights. Should Company be unable to secure Consultant’s or the Designated Individual’s signature on any such document, due to their incapacity or any other cause, they hereby irrevocably designate and appoint Company and each of its duly authorized officers and agents as Consultant’s and the Designated Individual’s agent and attorney-in-fact for the sole limited purpose of doing all lawfully permitted acts to further the prosecution, issuance, and enforcement of any rights in or to the IP with the same force and effect as if executed and delivered by them.

9. Representations, Warranties and Covenants.

(a) Consultant represents and warrants Consultant has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any third-party consents or approvals, and that Consultant is not and shall not become during the term hereof subject to any conflicting agreement, arrangement, commitment or obligation that would or might interfere with Consultant’s ability to perform hereunder.

(b) Consultant represents, warrants and covenants that Consultant has the qualifications and ability to perform, and shall perform, the Services provided under this Agreement in a professional and timely manner, with the degree of skill and judgment normally exercised by recognized professionals performing the same or substantially similar services (or better), without the control or supervision of Company. In the event of any breach of the foregoing warranty and in addition to any other remedies Company may have at law or in equity, Consultant shall re-perform the non-conforming services to conform to this standard.

(c) Consultant represents, warrants and covenants that Consultant shall not violate, infringe or misappropriate any third-party intellectual property, publicity or privacy rights in connection with the performance of the Services, and any information or materials provided to Company shall not violate, infringe or misappropriate any third-party intellectual property, publicity or privacy rights.

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(d) Consultant represents, warrants, and covenants that the Designated Individual does not have, and will not obtain, any direct or indirect economic interests in 10X Capital Asset Management LLC or YZILabs Asset Management LLC or any of their respective affiliates (other than the Company), in each case except for such interests that are disclosed in writing, in advance, to the Board of Directors of the Company prior to the Termination Date or prior to obtaining such interests.

10. Compliance with Laws. Consultant agrees to comply with all applicable laws and regulations, including any applicable internal rules and policies of the Company applicable to Consultant, during the term of this Agreement.

11. Indemnification.

(a) Subject to the Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law, in the event that Consultant and/or its principals are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Consultant or the Company related to any contest or dispute between the Consultant and the Company with respect to this Agreement, by reason of the fact that Consultant is or was engaged by the Company, or any affiliate of the Company, or is or was serving at the request of the Company or any affiliate of the Company, Consultant shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Consultant in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought. During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, liability insurance providing coverage to Consultant on terms that are the same as the coverage provided to other directors and executives of the Company or any successor. For the avoidance of doubt, the indemnification and advancement rights provided under this Agreement are in addition to, and not in lieu of, any other indemnification, advancement, contribution, or insurance rights available to the Designated Individual.

(b) Consultant and the Designated Individual shall indemnify, defend, and hold harmless the Company, its affiliates, and their respective directors, officers, employees, and agents from and against any and all third-party claims, demands, causes of action, losses, liabilities, damages, fines, penalties, judgments, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) Consultant’s material breach of this Agreement; (ii) Consultant’s gross negligence, willful misconduct, or fraud; (iii) Consultant’s violation of applicable law; or (iv) any act or omission by Consultant outside the scope of the authority granted under this Agreement. This indemnification obligation shall not apply to the extent the claim arises from the Company’s own gross negligence or willful misconduct. Consultant and the Designated Individual shall be jointly and severally liable for the indemnification obligations herein.

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12. Finality; Waiver of Revocation. Consultant and the Designated Individual acknowledge that they have been given a reasonable and sufficient period of time to consider this Agreement before signing, that they have been advised to consult with an attorney of their choice prior to executing this Agreement and have done so to the extent they deemed appropriate, and that they enter into this Agreement knowingly, voluntarily, and of their own free will. This Agreement is final and binding upon execution by all Parties and is immediately effective upon such execution. Each of Consultant and the Designated Individual hereby knowingly and voluntarily waives any right to revoke or rescind this Agreement or the General Release contained herein, whether such right arises under the Older Workers Benefit Protection Act, any other applicable statute, or otherwise. No Party may unilaterally revoke this Agreement following execution. Any modification, rescission, or revocation of this Agreement shall require the mutual written consent of all Parties.

13. Non-Competition and Non-Solicitation. During the Term and for a period of twelve (12) months following the Separation Date, each of Consultant and the Designated Individual shall not, directly or indirectly:

(a) Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or in other capacity or role similar to services hereunder, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the business of the Company or any of its subsidiaries in the same line of business to which Consultant and the Designated Individual have provided consulting services, it being understood that this restriction shall only apply specifically to YZILabs Asset Management LLC and any corporation, limited liability company, or partnership that Consultant or the Designated Individual knows or reasonably should know is an affiliate of YZILabs Asset Management LLC and has a principal business in acquiring, holding or trading BNB tokens or BNB derivatives, in light of the global scope of competition in the Company’s industry;

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any vendors, service providers or business partners, or the investment of any investors, of the Company who were engaged with or known to be invested with the Company during the Term who were personally served by or had contact with Consultant or the Designated Individual within a period of five (5) years prior to the Separation Date and continued in a relationship with the Company anytime during the twelve (12) months prior to the Separation Date; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor or employee, any person who was employed or otherwise engaged by the Company at any time during the Term.

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(d) The Parties expressly acknowledge and agree that the Company operates a specialized and highly competitive, cryptocurrency business centered on acquiring, holding, managing, and trading BNB tokens and BNB derivatives, which relies on proprietary digital assets, treasury strategies, timing and execution decisions, risk allocation frameworks, commercial and trading relationships, platform selection, and non-public analyses of market conditions and regulatory exposure. The Parties also recognize the fast-evolving nature of the Company’s global digital reach and the broad asset market served where its competitive advantage depends on the protection and confidentiality of its Proprietary Information, goodwill, and strategic placement. By virtue of Consultant and the Designated Individual’s services, they have had and will continue to have access to the Proprietary Information and the Company’s strategic initiatives in development and confidential plans which are central to the Company’s ongoing operations and its ability to compete effectively in the digital-asset market. The Parties further agree that the disclosure or use of such information by or for the benefit of a competing enterprise would foreseeably and materially harm the Company’s business interests, and that such harm would not be reasonably and readily compensable by monetary damages alone. Thus, this non-competition and non-solicitation obligation is reasonable and is intended to solely protect the Company’s legitimate business interests and not to restrain Consultant or the Designated Individual from lawful employment or economic activity beyond what is necessary to safeguard the Company’s operation in its line of business.

(e) Consultant and the Designated Individual acknowledge that, prior to commencing services, the Company advised that this engagement would be subject to restrictive covenants, including non-competition and non-solicitation obligations, and that he voluntarily began providing services in anticipation of executing this Agreement. The Parties agree that the consulting fees payable under this Agreement — including amounts payable retroactively to the date services commenced — together with any incentive compensation, special emoluments, continued engagement, and access to the Company’s confidential and Proprietary Information, constitute valid, independent, and sufficient consideration for the restrictive covenants herein, and that such compensation and benefits were specifically negotiated in exchange for, and in reliance upon, Consultant’s and the Designated Individual’s agreement to be bound by these obligations, to which they were not otherwise legally entitled absent this Agreement.

14. Mutual Non-Disparagement. Subject to the exceptions set forth below, each of the Company, the Consultant and the Designated Individual agrees that it shall not make any statement to any third-party that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of the other Party, and if as to the Company, any of its affiliates and any of the Company’s or its affiliates, current or former directors, officers, employees, service providers, advisors, agents or other representatives (collectively, “Company Representatives”).

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15. Exceptions. Notwithstanding anything in this Agreement that could be construed to the contrary, nothing in this Agreement shall limit the ability of the Company, any Company Representative, Consultant or the Designated Individual (or their respective attorneys) to initiate communications directly with, respond to any inquiry from, volunteer information to, or provide testimony before the Securities and Exchange Commission, the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that, in each case, no such person is required to advise or seek permission from the Company before or after engaging in any such activity. Each of the Parties further acknowledges that, in connection with any such activity described above, the Company, any Company Representative, Consultant and the Designated Individual must inform such authority of the confidential nature of any confidential information that it provides, and it is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Each Party is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, nothing in this Agreement prohibits the Company, any Company Representative, Consultant or the Designated Individual from testifying truthfully in an administrative, legislative or judicial proceeding when compelled by law or from providing documents pursuant to a court order, subpoena, or other compulsory legal process, provided that the Company, any Company Representative, the Consultant or the Designated Individual (unless prohibited by law) first provides the Company or the Consultant, as applicable, with prior notice of such legal compulsion to afford such person an opportunity to seek a protective order preventing or limiting such disclosure. In addition, nothing in this Agreement prevents the Company, any Company Representative, Consultant or the Designated Individual from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful, and each of Consultant and the Designated Individual represents and warrants that it is not aware of any such harassment or discrimination involving the Company. Further, the Company and the Company Representatives shall not be restricted from making truthful statements with respect to the Consultant or the Designated Individual when required by law, including, without limitation, the Company’s obligations with respect to filings with the Securities and Exchange Commission or other applicable authorities.

16. Cooperation. Each of Consultant and the Designated Individual agrees to make itself reasonably available to, and fully cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration, and the Company shall make reasonable efforts to schedule such cooperation in a manner that minimizes any interference with Consultant’s or the Designated Individual’s professional and personal commitments. Notwithstanding the foregoing, neither Consultant nor the Designated Individual shall be required to devote more than twenty (20) hours in any calendar year to such cooperation without receiving reasonable compensation from the Company for additional time spent, at a reasonable hourly rate mutually agreed upon by the Parties (which rate shall take into account Consultant’s and the Designated Individual’s then-current professional and personal commitments). Each of Consultant and the Designated Individual understands and agrees that its cooperation includes, but is not limited to, making itself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into its possession. The term “cooperation” does not mean that Consultant and the Designated Individual must provide information that is favorable to the Company; it means only that Consultant and the Designated Individual will provide truthful information within its knowledge and possession upon request of the Company. Each of Consultant and the Designated Individual understands that, if the Company asks for its cooperation in accordance with this Section, or it is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of their service at the Company, the Company will reimburse it for reasonable travel and similar expenses provided that it submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Consultant or the Designated Individual and does not otherwise concern any claims by Consultant or the Designated Individual against the Company).

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17. Non-Assistance to Litigants. Each of Consultant and the Designated Individual agrees that they will not aid, advise or otherwise assist any competitor or potential competitor of the Company, current or prospective stockholder or other investor in the Company, litigant or potential litigant against the Company (each, a “Potential Adverse Party” and, for the avoidance of doubt, this defined term excludes any governmental or regulatory authority) in asserting, prosecuting, or defending any claim, or making any other demands, against the Company, or in taking any actions to influence the management or directors of the Company, and, further, Consultant and the Designated Individual shall promptly notify the Company if, at any time within the twelve (12)-month period following the Separation Date, either of them is approached by any Potential Adverse Party to provide assistance concerning any such matters; provided, however, that the preceding language shall not limit Consultant’s or the Designated Individual’s ability to (i) make truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) request or receive confidential legal advice; (iii) cooperate, participate, or file charges with any federal, state or local government agency; (iv) report suspected violations of law; or (v) enforce this Agreement or any other agreement between Consultant and the Company or the Designated Individual and the Company.

18. Publicity. Consultant and the Designated Individual shall not make any public statement or announcement, or release or post any photo or video or other media, including on Consultant’s or the Designated Individual’s website or social media, about this Agreement without Company’s prior written approval in each instance.

19. Relationship of the Parties. Neither Party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to the conflicts of laws provisions thereof). The Parties agree that the Eighth Judicial District Court of Clark County of the State of Nevada (or, if the Eighth Judicial District Court does not have jurisdiction, another state district court located within the State of Nevada or, if no state district court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada) shall have exclusive jurisdiction for purposes of any action, suit or proceeding arising hereunder, and the Parties hereby consent to such venue and submit to such exclusive jurisdiction. Each Party agrees that it will not bring any action, suit or proceeding relating to this Agreement in any court other than the Eighth Judicial District Court of Clark County of the State of Nevada (or, if the Eighth Judicial District Court does not have jurisdiction, another state district court located within the State of Nevada or, if no state district court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada). Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the Company, Consultant and the Designated Individual hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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21. Notice. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

CEA Industries Inc.

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

Attn: Board of Directors

If to Consultant or the Designated Individual, at:

Consultant’s registered agent address, or

the Designated Individual’s home address or email address on file with the Company

Either Party hereto may change its address for the purpose of this paragraph by written notice similarly given.

22. Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any past, subsequent or contemporaneous breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

23. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent lawfully possible so as to affect the intent of the Parties, and the remainder of this Agreement shall remain in full force and effect.

24. Assignment; No Third-party Beneficiaries. Consultant shall not, and shall not have the right to assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Company. Any purported assignment, sale, transfer, delegation or other disposition by Consultant, except as permitted herein, shall be null and void. Company may assign, transfer, delegate or otherwise dispose of this Agreement and any of its rights or obligations of this Agreement without the prior written consent of Consultant. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the Parties and the respective successors or permitted assigns of the Parties, any rights, remedies, obligations or liabilities.

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25. Remedies; Injunctive Relief. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be in addition to all other rights and remedies set forth in this Agreement and permitted under applicable law; provided that both Consultant and the Designated Individual shall not seek to interfere with any IP rights granted to Company hereunder, and Consultant hereby waives any right of Consultant to seek injunctive or other specific or equitable relief, except that Consultant shall retain the right to seek injunctive or equitable relief solely with respect to (i) the Company’s failure to make any payment required under this Agreement and (ii) any breach by the Company of the non-disparagement obligations set forth herein; Consultant’s remedies under this Agreement, if any, shall be limited to the right to seek monetary damages in an action at law, except as set forth above. Consultant acknowledges and agrees that there can be no adequate remedy at law for any breach by Consultant of Sections 4-7, or 12, 13, 15 or 16 of this Agreement, that any such breach would result in irreparable harm to Company for which monetary damages would be inadequate to compensate Company, and that Company shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, such covenants or obligations of Consultant under this Agreement, without the necessity of posting any bond or security.

26. Captions; Interpretation. All captions and headings in this Agreement are for the purposes of reference and convenience only, and shall not limit or expand the provisions of this Agreement. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted, when permitted by law, to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, and together which shall constitute one in the same instrument. Electronically transmitted counterparts shall be deemed originals for all purposes.

28. Modifications and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Parties. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

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29. Entire Agreement; Conflicts; Consent. This Agreement (including any and all exhibits and other attachments hereto, as well as any award agreements) constitutes the entire agreement with respect to the subject matter hereof, and shall supersede any prior or contemporaneous oral or written agreements, understandings or communications or past courses of dealing between Company, Consultant and the Designated Individual with respect to the subject matter hereof. In the event of a conflict between the body of this Agreement and between the terms of any exhibits, attachments hereto, or any award agreements, the terms of this Agreement shall control. Consultant and the Designated Individual expressly acknowledge that they have had a full opportunity to review, revise and negotiate this Agreement, consult with independent legal counsel of their choice, and enter into this Agreement voluntarily and knowingly. Notwithstanding the foregoing, this Agreement does not supersede, amend, replace, or limit that certain Indemnification Agreement between the Designated Individual and the Company, which shall remain in full force and effect in accordance with its terms.

30. Individual Acknowledgment and Assumption. The Designated Individual hereby acknowledges and agrees that, notwithstanding that he performs services through Consultant, he is personally bound by and shall assume the obligations herein in his personal capacity and shall comply with the provisions of this Agreement including without limitation: Taxes (Sections 3(f), (g), (h)); Proprietary Information (Section 5); Confidentiality (Section 6); Privacy (Section 7); Ownership, Assignment (Section 8); Non-Competition, Non-Solicitation (Section 13); Non-Disparagement (Section 14); Cooperation (Section 16); Non-Assistance to Litigants (Section 17); Publicity (Section 18). He further agrees that his execution of this Agreement in an individual capacity creates direct contractual obligations enforceable by the Company and that such obligations are not contingent upon, nor limited by, the separate legal personality of Consultant.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the Parties or authorized representatives thereof have duly executed this Agreement as of the Effective Date.

COMPANY:

By:	/s/ Tony McDonald
Tony McDonald
President

CONSULTANT:

ABOUND LLC

By:	/s/ David Namdar
David Namdar
As the Designated Individual

DESIGNATED INDIVIDUAL:

/s/ David Namdar
David Namdar
Individually

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Exhibit A

Description of the Services

EXHIBIT A

Description of the Services

During the Transition Period, Consultant shall provide the following transitional services to support an orderly transition of leadership and operations to the Company’s successor CEO and/or such other persons as the Board may designate (“Successor Leadership”):

Financial & Operational Oversight

●	Support continuity of day-to-day operations during the Transition Period to minimize disruption
●	Ensure company achieves financial targets and maintains fiscal responsibility
●	Oversee capital allocation decisions including BNB acquisition strategy
●	Ensure orderly transition of all digital asset treasury wallet, custody account or other email, 2FA or other access points
●	Ensure ordering transition of any bank account authorizations
●	Monitor key performance indicators and drive operational excellence
●	Ensure regulatory compliance and appropriate risk management frameworks

Board & Stakeholder Management

●	Continue to report to and work closely with the Board of Directors on governance matters through the Separation Date
●	Support transparent communication with shareholders and the investment community during the Transition Period, as directed by the Board
●	Assist in the preparation of any public disclosures or communications relating to the leadership transition

Organizational & Operational Continuity

●	Assist Successor Leadership in understanding and assuming oversight of the executive team and senior leadership
●	Provide guidance on talent, succession, and organizational matters as reasonably requested by the Board

Transition & Successor Support

●	Provide comprehensive transition briefings to Successor Leadership covering all material operational, strategic, financial, and regulatory matters
●	Prepare and deliver detailed handoff documentation, including status reports, pending matters, key contacts, and ongoing initiatives
●	Facilitate introductions and relationship transfers with key investors, partners, clients, vendors, and other stakeholders
●	Assist with the transfer of oversight responsibilities for any material ongoing business development, partnership, and market expansion initiatives
●	Remain available to Successor Leadership and the Board for consultation on matters arising from prior decisions or initiatives undertaken during the engagement

Other Matters

Any other transition matters as reasonably requested

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